Exhibit 99.2

healthcare solutions for a new generation SM

3420 fairlane farms road, suite c   ♦   wellington, florida  33414   ♦   561.798.9800 (office)   ♦   561.296.3456 (fax)

The Quantum Group Announces 10% Growth of Patient Base

WELLINGTON, Fla. (April 16, 2009) - The Quantum Group, Inc. (NYSE Amex: QGP) announced today that it has increased the active patient base to over 4,000 lives using the community health systems (CHS) established and managed by Quantum subsidiary, Renaissance Health System of Florida, Inc.

Renaissance Health Systems (RHS) currently has approximately 2,000 providers in 29 Florida counties and is responsible for the coordination of care of these Medicare Advantage patients in the State of Florida.  The Company expects that this number will be further accelerated by last week’s deployment of the Quantum program to fully subsidize the EHR module of PWeR™ (Personal Wellness electronic Record) to Renaissance affiliated Primary Care Physicians (PCP) provided certain membership criteria are met. (Quantum and Renaissance Health Systems Take Leadership Role in Advancement of Electronic Health Records in Florida, 4/13/09)

 Quantum is offering this opportunity to PCPs with a minimum of 300 patients enrolled with Renaissance through one of the HMO partners contracted with the Company, in addition to several other criteria.  PWeR will be fully subsidized provided this membership level is maintained.  The Company is providing full program details to affiliated PCPs, and to PCPs interested in joining Renaissance.

The 29 counties serviced by Renaissance represent more than 86% of the Medicare eligible population in the state of Florida.  Medicare is a health insurance program administered by the U.S. government that provides coverage to people who 65 years of age or over and for those individuals who meet other criteria.  In 1997, Medicare beneficiaries were given the option to receive their Medicare benefits through private plans, instead of through the original Medicare plan.  In 2003 Medicare Advantage plans were made more attractive to Medicare beneficiaries by the addition of prescription drug coverage.

Multiple HMOs have contracted with Renaissance to utilize the network of affiliated doctors and to coordinate the care of patients enrolled in their respective plans.  Noel J. Guillama, Quantum President & CEO noted, “Renaissance offers HMOs the opportunity to easily enter the state of Florida with a fractional, to no capital investment, expand into new counties, enhance saturation in existing markets and realize greater efficiencies and lower costs while increasing the quality of its providers. Conversely we offer physicians and other healthcare providers a one call solution that offers accessibility to multiple HMOs through one streamlined credentialing process.  This approach provides greater efficiency and improved communications for the ultimate goal of higher quality patient care.  We believe that PWeR will greatly add to these benefits.  We look forward to deploying the system in the offices of our affiliated PCPs and in turn increasing our patient base.”

About PWeR™

PWeR stands for Personal Wellness electronic Record™ (www.myPWeR.com).   This IBM hosted, HIPAA-compliant, intelligent healthcare information platform hosts medical records and permits interactive use. Medical records will follow the patient, giving every healthcare provider that sees a particular patient access to all the information needed to assist in their diagnosis and treatment plan. Providers can access a patient's entire medical record at one glance. Patients can look back over physician instructions or track their wellness progress. In critical situations or in providing treatment to PWeR patients, hospitals are enabled to access full medical histories and make educated treatment decisions based on accurate data. That's PWeR - complexity meets simplicity.

About The Quantum Group, Inc.

The Quantum Group (www.QuantumMD.com) provides business process solutions, service chain management, strategic consulting and leading edge technology innovations to the healthcare industry.

Through our dynamic patient-centric architecture, we empower the communication that is critical for the coordination of care and take aim at the $700 billion inefficiency gap in the United States healthcare industry. We are guided by a mission to develop efficiencies, improve the quality of patient care and achieve cost reductions for the nation’s largest and fastest growing industry.

We have developed leading-edge technology with the creation and deployment of a series of innovative patent-pending initiatives.  Through approximately 2,000 healthcare providers and multiple insurance company relationships under management, we are positioned to be a catalyst for change to the healthcare industry.

Certain statements contained in this news release, which are not based on historical facts, are forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of 1995, and are subject to substantial uncertainties and risks in part detailed in the respective company's Securities and Exchange Commission 10-K, 10-Q, S-8, SB-2, S-1 and 8-K filings (and amendments thereto) that may cause actual results to materially differ from projections. Forward-looking statements can be identified by the use of words such as "expects," "plans," "will," "may," "anticipates," "believes," "should," "intends," "estimates" “could” and other words of similar meaning.  These statements are subject to risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from those expressed or implied by these forward-looking statements.  Such risk factors include, without limitation, the ability of the Company to properly execute its business model, to raise substantial and immediate additional capital to implement its business model, to continue revenue growth trend in fiscal year 2009, to control patient medical cost relative to income received, to attract and retain executive, management and operational personnel, to continue growing its patient base, to negotiate favorable current debt and future capital raises, to negotiate favorable agreements with a diversified provider base and HMO clients and to continue to supply the services needed by these HMO clients as well as provider clients.  We have further risk in the deployment of our PWeR™ technology platform and the continuing infrastructure development, hosting, security, sales and servicing; further potential complications by the utilization by our clients, technical and software setbacks, cost of development, as well as the capital to deploy it as well as pricing and completive pressures. We are also subject changes in federal and state government regulations dealing with both our provider system and our technology solutions that could have a material economic affect and cause  interruptions of services. We are also subject to contractual risk, expenses and compliance with our alliance partner(s) agreements. The Company does not undertake any obligation to publicly update any forward-looking statements. As a result, investors should not place undue reliance on these forward-looking statements.

FOR MORE INFORMATION, PLEASE CONTACT:

RedChip Companies

Dave Gentry:  407.644.4256 x104

dave@redchip.com

or

PR Financial Marketing

Jim Blackman: 713.256.0369

jim@prfmonline.com

or

The Quantum Group, Inc.

Danielle Amodio:  561.798.9800

DAmodio@QuantumMD.com